UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2015

NICOLET BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	333-90052	47-0871001
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 North Washington Street

Green Bay, Wisconsin 54301

(Address of principal executive offices)

 (920) 430-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2015, Nicolet Bankshares, Inc. (the “Company”), entered into a Subordinated Note Purchase Agreement with an accredited institutional investor in a private placement under which the Company issued $2 million in principal amount of a subordinated note (the “Note”). The Note has a maturity date of June 29, 2025. The Note bears interest, payable on March 31, June 30, September 30 and December 31 of each year commencing September 30, 2015, at a fixed interest rate of 5.00% per year. The terms of the Note are generally comparable to the Notes previously issued on February 17, 2015, and raise the total principal amount of subordinated notes outstanding to $12 million.

The Note is not convertible into common stock or preferred stock. The Company has the right to prepay the Note, in whole or in part, without premium or penalty, at any time on or after June 29, 2020 (or earlier in limited circumstances involving certain regulatory or tax events) and prior to the maturity date, plus all accrued and unpaid interest through the date of prepayment. The Note may only be accelerated in the event of receivership of any banking subsidiary of the Company or the bankruptcy or reorganization of the Company under Chapter 7 or 11 of the U.S. Bankruptcy Code.

The Note is intended to qualify as Tier 2 capital for regulatory purposes. The proceeds from the sale of the Note, net of commissions and expenses, will be used for general corporate purposes, which may include the redemption of preferred stock, repurchases of common stock, and expansion of the Company’s franchise through acquisition.

The Note was offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D thereunder.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2015	NICOLET BANKSHARES, INC.

	By:	/s/ Ann K. Lawson
Ann K. Lawson Chief Financial Officer